LETTERHEAD OF SONFIELD & SONFIELD

                                          November 6, 2000


Board of Directors
Planet Resources, Inc.
1415 Louisiana, Suite 3100
Houston, Texas 77002

Re:      Federal Income Tax Consequences of Proposed Distribution to
Shareholders of Internet Law Library, Inc.

Ladies and Gentlemen:

In
our capacity as counsel for Planet Resources, Inc. (formerly New Planet Resources, Inc.) (the "Company"), we have participated in the corporate proceedings relative to the authorization and issuance of 2,000,000 shares of Common Stock, par value $.001 per share ("Company Common
Stock") to the stockholders of Internet Law Library, Inc. (formerly Planet Resources, Inc.) ("Internet Law") (the "Distribution"), pursuant to the terms of a Amended and Restated Plan and Agreement of Distribution by and between Internet Law and the Company (the "Distribution Agreement"). A copy of the Distribution Agreement is included as exhibit
1.2 to the registration statement of which the prospectus is a part, all as set out and described in the Company's registration statement on Form SB-2
(File No. 333-76533) under the Securities Act of 1933 (the "Registration Statement"). We have also participated in the preparation and filing of the Registration Statement including the federal income tax information set out therein under the caption "Federal Income Tax Consequences" and elsewhere in the prospectus constituting a part of the Registration Statement.

Based
upon the foregoing and upon our examination of originals (or copies certified to our satisfaction) of such corporate records, certificates and other documents of the Company and upon inquiry of such officers of the Company as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed, and assuming the accuracy and completeness of all information supplied us by the Company, we are of the opinion that:

<PRE>
         (1) The Company is a corporation duly organized and validly existing under the laws of the State of Delaware;

         (2) The Company has taken all requisite corporate action and all action required by the laws of the State of Delaware with respect to the authorization, issuance and sale of the Company Common Stock, to be issued pursuant to the Registration Statement;

         (3) The 2,000,000 shares of the Company Common Stock, when issued and delivered in the Distribution in the manner set forth in the Registration Statement relating to the Company Common Stock, will be duly authorized, validly issued, fully paid and non-assessable shares of the Company Common Stock;

         (4) Based upon the current provisions of federal income tax laws and regulations, and on current authoritative interpretations thereof, we are of the opinion that the Distribution will qualify as a tax-free spin-off under sections 355 and 368(a)(1)(D) of the Internal Revenue Code of 1986. Neither Internet Law, Planet nor their stockholders, will recognize any gain or loss upon the receipt by Planet of the mineral properties and related assets from Internet Law or upon receipt by Internet Law stockholders of the Planet common stock in the Distribution.
</PRE>
No
opinion is expressed with respect to state, local, foreign or other tax laws. This opinion does not take into account the special circumstances of certain stockholders of Internet Law, for example, foreign persons, tax-exempt organizations, insurance companies, financial institutions, dealers in stocks and securities,and persons who do not hold their Internet Law common stock as a capital asset, which might affect the results described above.

We hereby consent to the
use of this opinion as an exhibit to the Registration Statement and to the references to our firm in the prospectus.

Yours very truly,

/s/Sonfield and Sonfield
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Sonfield and Sonfield